UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 3, 2007

THE CHEESECAKE FACTORY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-20574 (Commission File Number)	51-0340466 (IRS Employer Identification No.)

26901 Malibu Hills Road Calabasas Hills, California 91301 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 871-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed, The Cheesecake Factory Incorporated (the “Company”) entered into a five-year, $200 million, unsecured revolving credit facility, dated as of April 3, 2007 (the “Credit Facility”), by and among the Company and JPMorgan Chase Bank, as administrative agent, Bank of the West, as syndication agent, and Bank of America, Wells Fargo Bank and Rabobank Nederland, as documentation agents. In conjunction with the Credit Facility and also as previously disclosed, the Company entered into an interest collar agreement with JPMorgan Chase Bank, dated as of April 3, 2007 (the “First Interest Collar Agreement”), as a cash flow hedge against the LIBO Rate movements on a notional amount of $100 million of the Credit Facility.

The Company subsequently entered into a second interest collar agreement with JPMorgan Chase Bank, dated as of October 3, 2007 (the “Second Interest Collar Agreement”), as a cash flow hedge against the LIBO Rate movements on the remaining outstanding balance of the Credit Facility.  As with the First Interest Collar Agreement, the Second Interest Collar Agreement relates only to the LIBO Rate portion of the interest and not the Applicable Margin. The Second Interest Collar Agreement provides for the Company to pay interest for a period of four years and six months at a rate between 4.49% and 5.35% on a notional amount of $50 million while receiving interest for the same period at the LIBO Rate on the same notional amount. The Company expects that the interest rate collar will qualify as an effective cash flow hedge under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  As such, any changes in the fair value of the derivative are recorded in other comprehensive income on the consolidated balance sheets until earnings are affected by the variability of cash flows.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2007	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ MICHAEL J. DIXON
Michael J. Dixon Senior Vice President and Chief Financial Officer